Promissory Note

$160,000	Gold Hill, Nevada
August 31, 2005

In consideration for the Purchase Agreement dated August 31, 2005 between the Plum Mining Company, LLC, a Nevada limited liability company (“Maker”), and Comstock Gold, LLC, a New York limited liability company (“Holder”), Maker makes this Promissory Note (“Note”) and promises to pay to the order of Holder, at 5 Ithaca Road, Candor, New York 13743, or at such other place as Holder may from time to time designate in writing, the principal sum of One Hundred and Sixty Thousand Dollars ($160,000), together will all authorized expenditures and additional sums provided for under this Note, in lawful money of the United States of America, together with interest on so much of the principal sum as is from time to time outstanding at the rate provided in this Note.

1.	Maturity Date. The unpaid principal balance of this Note and all other payments due under this Note shall be due and payable on or before March 31, 2008.

2.	Interest Rate. No interest shall accrue on the principal balance of this Note.

3.
Payments. Beginning on December 31, 2005, and on the last day of each succeeding calendar quarter until the principal balance of this Note is paid in full, Maker shall pay to Holder the sum of Sixteen Thousand Dollars ($16,000). Each payment shall be applied to the unpaid principal balance of this Note.

4.
Default Interest; Late Charges. Any installment of principal not paid within ten (10) business days of the due date shall draw interest from and after such due date at the default rate of interest, which shall be five percent (5%) per annum until paid. If said payment is more than thirty (30) calendar days late, a late fee of five percent of said payment shall apply.

5.	Prepayment. There shall be no prepayment fee or charge if Maker elects to pay the principal balance due under this Note.

6.
Events of Default. At the option of the Holder, exercisable in its sole and exclusive discretion, the unpaid principal balance of this Note and all accrued interest on the unpaid principal balance shall become due, payable and collectible, without notice or demand, upon the occurrence at any time of any of the following events, each of which shall be deemed to be an event of default under this Note:

6.1.
If any sum, whether principal, interest or other charges, due or becoming due pursuant to this Note is not received in full by the Holder within ten (10) business days of the date payment of such sum is due and owing.

6.2.	Maker’s breach of any agreement, covenant or obligation contained in the Purchase Agreement between Maker and Holder in accordance with which Maker has executed this Note.

7.
Acceleration. If any installment payment is not paid when due, subject to any applicable grace period, or if there is a default in Maker’s performance of any of the agreements, conditions or covenants of the purchase agreement between Maker and Holder in accordance with which Maker has executed this Note, Holder may declare the entire unpaid principal balance of the Note and accrued interest, if any, due and payable at once without written notice to the Maker. Holder’s failure to exercise its right and option on any default under the instruments described in this section shall not be construed as a waiver to exercise such right and option on any later default or failure by Maker to perform Maker’s obligations. Holder’s right and option expressed in this section shall continue until all Maker’s defaults have been cured.

8.
Costs of Collection. Maker agrees that if Maker defaults under this Note and if and as often as this Note is placed in the hands of an attorney for collection or to defend or enforce any of Holder’s rights under this Note, Maker shall pay to Holder its reasonable attorney’s fees and all court costs and other expenses incurred in connection to such collection or enforcement actions, regardless of whether a lawsuit is ever commenced or whether, if commenced, the lawsuit proceeds to judgment or not.

9.
Non-waiver. No delay or omission on Holder’s part in exercising any right or remedy under this Note shall operate as a waiver of such right or remedy or of any other right or remedy under this Note. A waiver on one occasion shall not be construed as a bar to or a waiver of any such right or remedy on any future occasion.

10.
Notices. Any notice, request, demand, consent, approval or other communication required or permitted to be given by any provision of this Note shall be given in writing and shall be deemed to have been delivered personally or three (3) days after being mailed by certified or registered mail, postage prepaid and return receipt requested, addressed as follows:

Holder:	Comstock Gold, LLC
Attn: Don Yeier, Managing Director
5 Ithaca Road
Candor, NY 13743
Fax: 607-659-4000

Maker:	GoldSpring Inc.
Attn: Rob Faber, President & CEO
P.O. Box 1118
Virginia City, NV 89440
Fax: 775-847-4762

Or at such other addresses as any party may from time to time designate by written notice to the other party.

11.
Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Nevada, County of Washoe, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern Division of the District of Nevada, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12.
Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.	Time of Essence. With regard to all dates and time periods stated or referred to in this Agreement, time is of the essence.

14.	Governing Law. This Agreement will be governed by the laws of the State of Nevada without regard to conflicts of laws principles.

15.
Counterparts; Facsimile. This Agreement may be executed and delivered in one or more counterparts, including counterparts delivered by facsimile, portable document format (PDF), or otherwise, each of which shall constitute an original document, and all of which taken together shall constitute one and the same instrument. A party providing its signature buy facsimile, PDF or otherwise shall promptly forward to the other party an original of the executed copy of this Agreement which was so delivered by facsimile or other means.

Maker has executed this Note effective the date first written above.

The Plum Mining Company, LLC

By _________________________________
Robert T. Faber, Manager